EXHIBIT 3.1
CERTIFICATE OF INCORPORATION
OF
GLOBAL WATER RESOURCES, INC.
ARTICLE ONE
Name
     The name of the Corporation is Global Water Resources, Inc. (hereinafter the “Corporation”).
ARTICLE TWO
Registered Office and Agent
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
ARTICLE THREE
Purpose
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
ARTICLE FOUR
Stock
     The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Except as otherwise provided by law, the shares of Common Stock and Preferred Stock may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.
ARTICLE FIVE
Incorporator
     The name and mailing address of the incorporator is:

G. William Speer
Powell Goldstein LLP
One Atlantic Center, Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, GA 30309
ARTICLE SIX
Initial Board Member
     The powers of the incorporator are to terminate upon the filing of the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. The individual whose name is set out immediately below is to serve as the sole member of the initial board of directors of the Corporation until the first annual meeting of stockholders or until his successor is duly elected and shall have qualified:
William S. Levine
ARTICLE SEVEN
Amendments
     The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the By-laws of the Corporation, from time to time to amend this Certificate of Incorporation or any provisions thereof in any manner now or hereafter provided by law, and all right and powers at any time conferred upon the directors or stockholders of the Corporation by this Certificate of Incorporation or any amendment thereof are granted subject to such right of the Corporation.
ARTICLE EIGHT
Personal Liability of Directors
     The personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.
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     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true and accordingly have hereunto set my hand this 1st day of May, 2008.

G. William Speer

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